Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Amendment No. 1 to the Registration Statement on Form S-3 of Cleantech Solutions International, Inc. and Subsidiaries (the “Company”) of our report dated March 27, 2012, with respect to the consolidated financial statements, as of December 31, 2011 and for the year ended, which appear in the Annual Report in Form 10-K of the Company for the year ended December 31, 2012, filed with the Securities and Exchange Commission. We also consent to the reference to our Firm under the caption “Experts” included in the Registration Statement.

/s/ Sherb & Co., LLP
Certified Public Accountants

Boca Raton, FL
May 28, 2013